Exhibit 2.2

April 1, 2021

CONFIDENTIAL

Replay Acquisition Corp.

c/o EMS Capital LP

767 Fifth Ave., 46th Floor

New York, NY 10153

Attn: Legal and Compliance

E-mail: info@replayacquisition.com

Ladies and Gentlemen:

1. Reference is made to that certain Transaction Agreement (as amended prior to the date hereof, the “Transaction Agreement”), dated as of October 12, 2020, by and among Replay Acquisition Corp., a Cayman Islands exempted company (“Replay”); Finance of America Equity Capital LLC, a Delaware limited liability company (“FoA”); Finance of America Companies Inc., a Delaware corporation and wholly owned subsidiary of Replay (“New Pubco”); RPLY Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of New Pubco (“Replay Merger Sub”); RPLY BLKR Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of New Pubco (“Blocker Merger Sub”); Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”); Blackstone Tactical Opportunities Associates – NQ L.L.C., a Delaware limited liability company (“Blocker GP”); BTO Urban Holdings L.L.C., a Delaware limited liability company (“BTO Urban”), Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P., a Delaware limited partnership (“ESC”), Libman Family Holdings LLC, a Connecticut limited liability company (“Family Holdings”), The Mortgage Opportunity Group LLC, a Connecticut limited liability company (“TMO”), L and TF, LLC, a North Carolina limited liability company (“L&TF”), UFG Management Holdings LLC, a Delaware limited liability company (“Management Holdings”), and Joe Cayre (each of BTO Urban, ESC, Family Holdings, TMO, L&TF, Management Holdings and Joe Cayre, a “Seller” and, collectively, the “Sellers”); and BTO Urban and Family Holdings, solely in their joint capacity as the representative of the Sellers pursuant to Section 12.18 thereof (the “Seller Representative”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Agreement.

2. Pursuant to Section 12.10 of the Transaction Agreement, the Transaction Agreement may be amended by mutual written agreement of the Seller Representative and Purchaser or provisions thereof may be waived on behalf of a Seller-Side Party by the Seller Representative.

3. The Seller Representative and Purchaser hereby agree that, notwithstanding anything to the contrary in the Transaction Agreement:

a. The “Sale Percentage” with respect to Family Holdings shall be 13.8010265076% such that its Seller Sold Units is 11,693,127 and its Seller Cash Consideration is $106,157,807.81

b. The “Sale Percentage” with respect to BTO Urban shall be approximately 24.8670% such that its Seller Sold Units is 16,772,428 and its Seller Cash Consideration is $152,271,004.00.

c. The “Sale Percentage” with respect to ESC shall be approximately 24.8670% such that its Seller Sold Units is 96,282 and its Seller Cash Consideration is $874,110.58.

d. The “Sale Percentage” with respect to Blocker GP shall be approximately 24.8670% such that the Blocker GP Sold Units is 1,024,564, the Blocker GP Sale Consideration is $9,301,657.99 and the Blocker GP Contributed Units is 3,095,602.

e. The “Sale Percentage” as used in the Blocker Merger Exchange Ratio shall be approximately 24.8670% such that, as a result of the Blocker Merger and based on the 25,402,335 Participating Company Units held by the Blocker immediately prior to the Blocker Merger, the aggregate Blocker Merger Consideration payable to the holders of Blocker Shares shall be 19,085,518 New Pubco Shares and $57,348,170.86 in cash.

f. Notwithstanding paragraphs 3(a) through 3(e) above, the “Aggregate Participating Units Purchased” and the aggregate amount of cash paid by Purchaser to the Seller-Side Parties shall not change as a result of this letter agreement.

4. Except as expressly set forth in this letter agreement, the terms of the Transaction Agreement shall remain unchanged and continue in full force and effect.

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Very truly yours,

Seller Representative:

By:	BTO Urban Holdings L.L.C.

	By:	/s/ Menes Chee
	Name:	Menes Chee
	Title:	Authorized Person

and

By:	Libman Family Holdings LLC

	By:	/s/ Brian Libman
	Name:	Brian Libman
	Title:	Manager

solely in their joint capacity as the Seller Representative

Acknowledged and agreed:

Replay Acquisition Corp.

By:	/s/ Edmond Safra
Name:	Edmond Safra
Title:	Co-Chief Executive Officer

[Signature Page to Letter Agreement]